Carson, Inc. Announces Management Restructuring, Reports Partial Sale of South Africa Holdings for $56 Million


June 4, 1998-- Roy Keith, Chairman and CEO of Carson, Inc., (NYSE:CIC) announced today that the Board of Directors has approved his request to restructure the company's senior management, and that he was stepping down as CEO. Vincent A. Wasik, President of Morningside Capital Group LLC., was named Acting CEO, effective immediately.

Dr.  Keith  remains   Chairman,   and  will  focus  on  strengthening   customer
relationships in Carson's primary U.S. market as well as assisting in growing the company's international markets, such as in Africa and Brazil.

Mr. Wasik said that the Board has retained a leading search firm to fill the CEO position with an experienced consumer or personal care products executive familiar with U.S. mass market distribution channels.

"Carson enjoys a strong leadership position in the ethnic hair and personal care markets in the U.S.," said Mr. Wasik. "We are very pleased that Roy will continue to play an active role as we move Carson forward. In order to improve the Company's performance and profitability, we plan to eliminate certain management positions in addition to reducing administrative expenses. Our focus will be on more fully realizing the opportunities Carson has in both the domestic and international markets."

Mr.  Wasik  announced  that  Joyce  M.  Roche,   President  and  COO,  will  be
concentrating on U.S. sales and marketing. Ms. Roche joined Carson in 1995, after serving as a Senior Vice President at Avon Products, Inc., for over 15 years.

Mr. Wasik also announced that Malcolm Yesner, Managing Director of Carson Holdings Limited, Carson's South Africa subsidiary, has been promoted to the additional post of President of Carson Inc.'s International division covering South America, with special emphasis on Brazil, and Europe as well as Africa. Mr. Yesner will continue to make his headquarters in Johannesburg, where he has been responsible for the outstanding performance of Carson Holdings Limited. Mr. Yesner has over nine years of direct experience in the ethnic hair care industry, having previously owned a successful black hair care business. He previously held senior management positions with Procter & Gamble and Bristol Myers Squibb Limited.

Carson also reported that it has successfully completed the sale of approximately 29.1 million common shares of Carson Holdings Limited, generating gross proceeds of approximately $56 million. Carson Holdings, the shares of which are traded on the Johannesburg Stock Exchange, at the same time sold an additional 10.25 million shares, for gross proceeds of approximately $20 million to be used for working capital and geographic expansion in Africa. As a result of the combined sale, Carson, Inc. now owns approximately 53.7% of Carson Holdings stock, the current market value of which is over $230 million.

Carson has also announced that it has retained the investment banking firm of Merril Lynch & Co. to assist with the planned sale of its Cutex nail polish and nail polish remover business. Since Carson acquired Cutex in the U.S. and Puerto Rico from Chesebrough Ponds in April 1997, the Company has successfully launched the Cutex Ultra line of nail polish, repositioned the Cutex Strong Nail enamel line and expanded distribution of the market leading Cutex nail polish remover. Carson said it decided to divest the highly recognized Cutex brand in order to narrow its strategic focus on the worldwide ethnic personal care business.
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Carson,  Inc. is a leading global  manufacturer and marketer of ethnic hair care
products  which  are   specifically   formulated  to  address  the  unique  hair
characteristics of people of African descent, including hair relaxers and texturizers, hair color, shaving products and hair care maintenance products. Carson sells its products in the U.S. and over 60 countries around the world under the brand names Dark & Lovely, Excelle, Beautiful Beginnings, Dark & Natural, Magic, and Let's Jam.

Statements in this press release concerning the Company's business outlook or future economic performance, anticipated profitability, revenues, expenses or other financial items, together with other statements that are not historical facts, are "forward-looking statements" as that term is defined under Federal Securities Laws."Forward-looking statements" are subject to risks, uncertainties and other factors which could cause actual results to differ materially from those stated in such statements. Such risks, uncertainties and factors include, but are not limited to, industry cyclicality, fluctuations in customer demand and order patterns, the seasonal nature of the business, changes in pricing, and general economic conditions, as well as other risks detailed in the Company's filings with the Securities and Exchange Commission.